Exhibit 99.1

News from Xerox
Public Relations Office:	FOR IMMEDIATE RELEASE

800 Long Ridge Road
Stamford, CT 06904
203-968-4644

XEROX REPORTS FOURTH-QUARTER EARNINGS OF 27 CENTS PER SHARE

Earnings meet expectations, net income up 18 percent.

Strong color sales, operational improvements.

•	Total revenue down 2 percent on negative currency, product mix; up 1 percent constant currency

•	Revenue from color up 17 percent

•	Gross margins of 41.4 percent

•	Operating cash flow of $631 million, $1.4 billion for full year

•	Additional $500 million planned for share repurchase

STAMFORD, Conn., Jan. 25, 2006 – Xerox Corporation (NYSE: XRX) announced today fourth-quarter 2005 earnings per share of 27 cents, reflecting an 18-percent increase in net income from fourth-quarter 2004. The company also announced plans to repurchase an additional $500 million of its common stock and said it expects to deliver full-year 2006 earnings at the high end of the company’s guidance.

“Our earnings performance in the fourth quarter met expectations with increased gross margins, lower costs and operational improvements,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “We delivered another quarter – and another year – of earnings growth. Our strong financial position, with full-year operating cash flow of $1.4 billion, gives us the flexibility to invest back in the business and enhance shareholder value through an expanded share repurchase plan.

Xerox Reports Fourth-Quarter 2005 Earnings / 2

“During the quarter, equipment sales were impacted by a more significant shift in product mix with stronger sales of lower-priced systems. At the same time, demand and install activity accelerated for key products like entry-level color production systems and office desktop multifunction devices,” added Mulcahy. “This increased activity fuels future post-sale revenue – the engine of growth for Xerox’s annuity-based business. We’re confident that the short-term impact on equipment sale revenue will deliver long-term gains in top-line growth.

“As important, our leadership in digital color printing continues to deliver strong results,” said Mulcahy. “Revenue from color grew 17 percent in the fourth quarter and color now represents 32 percent of our total revenue, up 5 points from last year.”

In the fourth quarter, the company’s equipment sales and total revenue of $4.3 billion were impacted by 3 points of currency, contributing to a 2-percent decline. On a constant currency basis, total revenue and equipment sales grew 1 percent. Post-sale and financing revenue, which represents about 70 percent of Xerox’s total revenue, declined 2 percent and was flat in constant currency.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital technology and services that enables on-demand, personalized printing. Total production revenue declined 2 percent in the fourth quarter and grew 2 percent in constant currency. Installs of production monochrome systems increased 19 percent, reflecting the success of the Xerox 4110 light production system and growth in production publishing. Production color installs grew 58 percent driven by increased demand for the DocuColor® 240/250 multifunction system and the Xerox iGen3® Digital Production Press.

Xerox Reports Fourth-Quarter 2005 Earnings / 3

In Xerox’s office business, which provides technology and services for workgroups of any size, revenue declined 3 percent and was flat in constant currency. Installs of digital office monochrome systems were up 20 percent largely due to increased placements of Xerox WorkCentre® desktop multifunction systems. In office color, installs of multifunction systems were up 53 percent driven by the success of the recently launched office version of the DocuColor 240/250 systems. Install activity in color printers was up 27 percent.

The company also cited continued improvement in its developing markets operations with significant growth in Eurasia and Central and Eastern Europe fueling total revenue growth of 11 percent in DMO.

Xerox’s focus on productivity improvements resulted in lower expenses and improved gross margins. Selling, administrative and general expenses decreased $37 million year over year and were 24.6 percent of revenue in the fourth quarter. Gross margins were 41.4 percent, a year-over-year increase of about half a point.

In the fourth quarter, Xerox generated operating cash flow of $631 million. The company ended the year with $1.6 billion in cash and short-term investments while also repurchasing $433 million of its common stock during the fourth quarter. Debt was down $2.8 billion year over year and declined by about $200 million from the third quarter of 2005.

Building on the company’s October 2005 announcement of a $500 million stock buyback program, Xerox now plans to use its healthy cash flow to repurchase an additional $500 million in its common stock over the next 6 months to 12 months, primarily through open-market purchases.

Xerox Reports Fourth-Quarter 2005 Earnings / 4

Xerox expects first-quarter 2006 earnings in the range of 20-23 cents per share. The company also reiterated its full-year 2006 guidance of $1.00-$1.07 per share. Mulcahy indicated that she now expects the company will deliver full-year earnings in the high end of this range.

Full-Year 2005 Results

•	Net income of $978 million or 94 cents per share, an increase of 9 percent from full-year 2004.

•	Equipment sale revenue of $4.5 billion, an increase of 1 percent from full-year 2004.

•	Total revenue of $15.7 billion, which remains unchanged from 2004.

•	Debt balance of $7.3 billion, a reduction of $2.8 billion from year-end 2004.

•	Operating cash flow of $1.4 billion.

•	Year-end cash and short-term investments balance of $1.6 billion.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Michael Goodwin, Xerox Corporation, 203-968-4663, michael.goodwin@xerox.com

NOTE TO EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. Information concerning these factors is included in the company’s third quarter 2005 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Non-GAAP Financial Measures

Constant Currency: To understand the trends in the business, Xerox believes that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. Xerox refers to this adjusted growth as “constant currency.” Developing Market currencies are shown at actual exchange rates for both actual and constant growth rates since these countries generally have volatile currency and inflationary environments. The company’s operations in these countries have historically implemented pricing actions to recover the impact of inflation and devaluation. Management believes this measure gives investors an additional perspective of revenue trends. The currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

For the company’s fourth-quarter 2005 management discussion and analysis, presentation slides and more information about Xerox, visit www.xerox.com/investor. To receive its RSS news feed, visit www.xerox.com/news. XEROX®, iGen3® and WorkCentre® are trademarks of XEROX CORPORATION. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share data)	2005	2004	% Change	2005	2004	% Change
Revenues
Sales	$2,158	$2,167	—	$7,400	$7,259	2%
Service, outsourcing and rentals	1,881	1,927	(2)%	7,426	7,529	(1)%
Finance income	211	232	(9)%	875	934	(6)%

Total Revenues	4,250	4,326	(2)%	15,701	15,722	—

Costs and Expenses
Cost of sales ***	1,370	1,377	(1)%	4,695	4,545	3%
Cost of service, outsourcing and rentals ***	1,045	1,092	(4)%	4,207	4,295	(2)%
Equipment financing interest	76	85	(11)%	326	345	(6)%
Research, development and engineering expenses ***	234	230	2%	943	914	3%
Selling, administrative and general expenses	1,044	1,081	(3)%	4,110	4,203	(2)%
Restructuring and asset impairment charges	70	24	*	366	86	*
Other expenses, net	64	109	(41)%	224	369	(39)%

Total Costs and Expenses	3,903	3,998	(2)%	14,871	14,757	1%

Income from Continuing Operations before Income Taxes, Equity Income, Discontinued Operations and Cumulative Effect of Change in Accounting Principle**	347	328	6%	830	965	(14)%
Income tax expenses (benefits)	83	120	(31)%	(5)	340	*
Equity in net income of unconsolidated affiliates	18	32	(44)%	98	151	(35)%

Income from Continuing Operations before Discontinued Operations and Cumulative Effect of Change in Accounting Principle	282	240	18%	933	776	20%
Income from Discontinued Operations, net of tax	—	—	—	53	83	(36)%
Cumulative Effect of Change in Accounting Principle, net of tax	—	—	—	(8)	—	*

Net Income	$282	$240	18%	$978	$859	14%
Less: Preferred stock dividends, net	(15)	(14)	7%	(58)	(73)	(21)%

Income Available to Common Shareholders	$267	$226	18%	$920	$786	17%

Basic Earnings per Share
Income from Continuing Operations	$0.28	$0.26	8%	$0.91	$0.84	8%
Basic Earnings per Share	$0.28	$0.26	8%	$0.96	$0.94	2%

Diluted Earnings per Share
Income from Continuing Operations	$0.27	$0.24	13%	$0.90	$0.78	15%
Diluted Earnings per Share	$0.27	$0.24	13%	$0.94	$0.86	9%

Note: Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.
***	Effective July 1, 2005, we reclassified sustaining engineering costs from our Cost of revenue captions to Research, development and engineering caption. See Appendix III.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	December 31, 2005	December 31, 2004
Assets

Cash and cash equivalents	$1,322	$3,218
Short-term investments	244	—

Total cash, cash equivalents and short-term investments	1,566	3,218
Accounts receivable, net	2,037	2,076
Billed portion of finance receivables, net	296	377
Finance receivables, net	2,604	2,932
Inventories	1,201	1,143
Other current assets	1,032	1,182

Total current assets	8,736	10,928
Finance receivables due after one year, net	4,949	5,188
Equipment on operating leases, net	431	398
Land, buildings and equipment, net	1,627	1,759
Investments in affiliates, at equity	782	845
Intangible assets, net	289	297
Goodwill	1,671	1,848
Deferred tax assets, long-term	1,547	1,521
Other long-term assets	1,921	2,100

Total Assets	$21,953	$24,884

Liabilities and Equity

Short-term debt and current portion of long-term debt	$1,139	$3,074
Accounts payable	1,043	1,037
Accrued compensation and benefits costs	621	637
Unearned income	191	243
Other current liabilities	1,352	1,309

Total current liabilities	4,346	6,300
Long-term debt	6,139	7,050
Liabilities to subsidiary trusts issuing preferred securities	626	717
Pension and other benefit liabilities	1,151	1,189
Post-retirement medical benefits	1,188	1,180
Other long-term liabilities	1,295	1,315

Total liabilities	14,745	17,751

Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid-in-capital	4,741	4,881
Treasury stock, at cost	(203)	—
Retained earnings	3,021	2,101
Accumulated other comprehensive loss	(1,240)	(738)

Total Liabilities and Equity	$21,953	$24,884

Shares of common stock issued	945,106	955,997
Treasury stock	(13,917)	—

Shares of common stock outstanding	931,189	955,997

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2005	2004	2005	2004
Cash Flows from Operating Activities
Net income	$282	$240	$978	$859
Adjustments required to reconcile net income to cash flows from operating activities
Depreciation and amortization	157	175	637	686
Provisions for receivables and inventory	32	25	107	159
Net loss (gain) on sales of businesses and assets	3	(10)	(97)	(61)
Distributed (undistributed) equity in net income of unconsolidated affiliates	1	4	(54)	(89)
Income from discontinued operations	—	—	(53)	(83)
Restructuring and asset impairment charges	70	24	366	86
Cash payments for restructurings	(91)	(45)	(214)	(187)
Contributions to pension benefit plans	(25)	(33)	(388)	(409)
Decrease (increase) in inventories	196	247	(162)	(38)
Increase in equipment on operating leases	(72)	(59)	(248)	(234)
(Increase) decrease in finance receivables	(147)	(105)	254	337
Decrease (increase) in accounts receivable and billed portion of finance receivables	53	103	(34)	224
Decrease in other current and long term assets	85	2	164	109
Increase in accounts payable and accrued compensation	35	186	313	333
Net change in income tax assets and liabilities	20	60	(226)	87
Net change in derivative assets and liabilities	(17)	(92)	38	(23)
Increase (decrease) in other current and long-term liabilities	37	16	7	(79)
Other, net	12	78	32	73

Net cash provided by operating activities	631	816	1,420	1,750

Cash Flows from Investing Activities
Purchases of short-term investments	(61)	—	(386)	—
Proceeds from sales of short-term investments	50	—	139	—
Cost of additions to land, buildings, and equipment	(57)	(73)	(181)	(204)
Proceeds from sales of land, buildings, and equipment	3	7	5	53
Cost of additions to internal use software	(15)	(13)	(56)	(48)
Proceeds from divestitures and investments, net	—	4	105	191
Acquisitions, net of cash acquired	—	(12)	(1)	(12)
Net change in escrow and other restricted investments	(1)	7	80	223

Net cash (used in) provided by investing activities	(81)	(80)	(295)	203

Cash Flows from Financing Activities
Cash proceeds from new secured financings	236	462	557	2,061
Debt payments on secured financings	(367)	(435)	(1,879)	(1,906)
Net cash proceeds (payments) on other debt	12	(1,042)	(1,187)	(1,422)
Preferred stock dividends	(15)	(14)	(58)	(83)
Proceeds from issuances of common stock	8	20	40	73
Payments to acquire treasury stock	(433)	—	(433)	—
Other	(9)	(2)	(2)	(16)

Net cash used in financing activities	(568)	(1,011)	(2,962)	(1,293)

Effect of exchange rate changes on cash and cash equivalents	(5)	98	(59)	81

(Decrease) increase in cash and cash equivalents	(23)	(177)	(1,896)	741
Cash and cash equivalents at beginning of period	1,345	3,395	3,218	2,477

Cash and cash equivalents at end of period	$1,322	$3,218	$1,322	$3,218

Xerox Corporation

Segment Revenues and Segment Operating Profit

	Three Months Ended December 31,

(in millions, except operating margin)	2005	2004	Change
Revenues
Production	$1,285	$1,307	(2)%
Office	2,027	2,082	(3)%
Developing Markets Operations (DMO)	514	464	11%
Other	424	473	(10)%

Total Revenues	$4,250	$4,326	(2)%

Memo: Color*	$1,348	$1,151	17%

Operating Profit
Production**	$174	$202	$(28)
Office**	265	241	24
DMO**	17	6	11
Other**	(10)	(67)	57

Total Operating Profit	$446	$382	$64

Operating Margin
Production**	13.5%	15.5%	(2.0	)pts
Office**	13.1%	11.6%	1.5	pts
DMO**	3.3%	1.3%	2.0	pts
Other**	(2.4)%	(14.2)%	11.8	pts

Total Operating Margin	10.5%	8.8%	1.7	pts

Reconciliation to pre-tax income:

	Three Months Ended December 31,
	2005	2004

Total segment profit	$446	$382
Reconciling items:
Restructuring and asset impairment charges	(70)	(24)
Provision for litigation matters	(7)	—
Other (expenses) income, net	(4)	2
Equity in net income of unconsolidated affiliates	(18)	(32)

Pre-tax income:	$347	$328

*	Color revenues represent a subset of total revenues.
**	Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (“DMO”) and Other. The Production and Office segments are centered around strategic product groups which share common technology, manufacturing and product platforms, as well as classes of customers. During the quarter ended March 31, 2005, we implemented a new financial reporting system which has enabled greater efficiencies in financial reporting and provided enhanced analytical capabilities including activity-based cost analysis on shared services and internal cost allocations. As a result of the implementation, changes in the allocation of certain segment costs and expenses were made. These changes include a reallocation of costs associated with corporate and certain shared service functions.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm excluding 50 ppm with embedded controller; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm as well as 50 ppm with embedded controller; North America & Europe
DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa
Other:	Paper, SOHO, Wide Format Systems, Xerox Technology Enterprises (“XTE”), consulting, equity income and non-allocated corporate items

See Appendix II for reclassification of prior-period amounts to conform to the current period’s presentation.

Financial Review

Summary

	Three Months Ended December 31,
(in millions)	2005	2004	Change
Equipment sales	$1,406	$1,428	(2)%
Post sale and other revenue	2,633	2,666	(1)%
Finance income	211	232	(9)%

Total Revenues	$4,250	$4,326	(2)%

Reconciliation to Condensed Consolidated Statements of Income

Sales	$2,158	$2,167
Less: Supplies, paper and other sales	(752)	(739)

Equipment sales	$1,406	$1,428

Service, outsourcing and rentals	$1,881	$1,927
Add: Supplies, paper and other sales	752	739

Post sale and other revenue	$2,633	$2,666

Revenues

Fourth quarter 2005 total revenues declined 2% compared to the fourth quarter 2004. Currency had a 3% negative impact on total revenues in the quarter. Total revenues included the following:

•	2% decline in Equipment sales, including a 3-percentage point negative impact from currency, primarily reflecting strong install growth and revenue growth from color products in Office and Production as well as growth in DMO, offset by revenue declines in Office and Production black and white products.

•	1% decline in Post sale and other revenue, including a 2-percentage point negative impact from currency, primarily reflecting growth in digital color products and in DMO, offset by declines in light lens and digital black and white products.

•	17% growth in color revenue. Color revenue of $1,348 million comprised 32% of total revenue in the fourth quarter 2005 compared to 27% in the fourth quarter 2004.

•	9% decline in Finance income, including a 2-percentage point negative impact from currency.

Net Income

Fourth quarter 2005 net income was $282 million, or $0.27 per diluted share, including a $51 million after tax ($70 million pre-tax), or $0.05 per diluted share, charge related to restructuring. During the quarter the company realized a $37 million reduction in income tax expense from fourth quarter 2004 due to the increased utilization of foreign tax credits.

Fourth quarter 2004 net income was $240 million, or $0.24 per diluted share and included a $13 million after tax ($24 million pre-tax), charge related to restructuring. The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

	Three Months ended December 31,
(in millions)	Production	Office	DMO	Other	Total
2005

Equipment sales	$478	$711	$174	$43	$1,406
Post sale and other revenue	721	1,195	338	379	2,633
Finance income	86	121	2	2	211

Total Revenues	$1,285	$2,027	$514	$424	$4,250

2004

Equipment sales	$483	$737	$150	$58	$1,428
Post sale and other revenue	743	1,200	313	410	2,666
Finance income	81	145	1	5	232

Total Revenues	$1,307	$2,082	$464	$473	$4,326

Change

Equipment sales	(1)%	(4)%	16%	(26)%	(2)%
Post sale and other revenue	(3)%	—%	8%	(8)%	(1)%
Finance income	6%	(17)%	100%	(60)%	(9)%
Total Revenues	(2)%	(3)%	11%	(10)%	(2)%

Equipment Sales

Equipment sales reflect the results of our technology investments and the associated product launches as more than two-thirds of the fourth quarter 2005 equipment sales were generated from products launched in the past 24 months. During 2005 we launched 49 new products including 6 products in the fourth quarter.

In the fourth quarter 2005 equipment sales of $1,406 million declined 2% from the 2004 fourth quarter reflecting:

•	Negative currency impact of 3-percentage points.

•	Growth in color products and in DMO, offset by declines in revenue from Office and Production black and white equipment.

•	Strong install activity in Production and Office products, particularly in light production and entry production color as well as lower-end office products.

•	A greater proportion of installs under our services-led annuity contracts which management estimates resulted in a 1.5-percentage point decline in equipment sales.

•	Growth in color equipment sales of 19%. Color sales represented 40% of total equipment sales in the fourth quarter 2005 versus 33% in the fourth quarter 2004.

Production

Production fourth quarter 2005 equipment sales declined 1% including a 3-percentage point negative impact from currency reflecting strong install growth, which was offset by product mix. The product mix reflected an increased proportion of entry production color and light production black and white sales as compared to the fourth quarter 2004. Production system install activity included:

•	58% growth in installs of production color products driven by strong DocuColor® 240/250, 8000 and 7000 as well as continued growth in iGen3® installs.

•	19% growth in installs of black and white production systems reflecting the continued success of the 4110 light production system as well as growth in production publishing systems.

Office

Office fourth quarter 2005 equipment sales declined 4%, including a 3-percentage point negative impact from currency. Strong install growth was more than offset by price declines of approximately 10% and product mix, which reflected an increased proportion of lower-end equipment sales compared to fourth quarter 2004. Office product install activity included:

•	20% install growth in black and white digital copiers and multifunction devices driven by 26% growth in Segment 1&2 devices (11-30 ppm) and 4% growth in Segments 3-5 (31-90 ppm).

•	27% install growth in color printers.

•	53% install growth in office color multifunction systems, driven in part by strong sales of the office version of the DocuColor 240/250.

DMO

DMO equipment sales consist of office and production products, including a large proportion of sales of Segment 1&2 (11-30 ppm) office devices and printers. Equipment sales in the fourth quarter 2005 grew 16% reflecting strong growth in Eurasia and Central and Eastern Europe, and reflecting strong sales of Segment 1&2 devices, as well as install growth in light production black and white and production color systems.

Post Sale and Other Revenue

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

The fourth quarter 2005 post sale and other revenue of $2,633 million declined 1% compared to the fourth quarter 2004 reflecting:

•	Negative currency impact of 2-percentage points.

•	2% growth in digital office, digital production and value added services (collectively our “growth areas”) and 9% growth in DMO, offset by a 39% decline in analog light lens and SOHO products.

•	16% growth in color post sale and other revenue. Color sales represented 27% of post sale and other revenue in the fourth quarter 2005 versus 23% in the fourth quarter 2004.

•	Approximately 8% of total pages were printed on color devices, which is 2-percentage points higher than the fourth quarter 2004. Color pages generate around five times more revenue and gross profit dollars than black and white pages.

Within post sale and other revenue, supplies, paper, and other sales of $752 million grew 2% year-over-year primarily reflecting growth in supplies; while service, outsourcing, and rental revenue of $1,881 million declined 2% reflecting a decline in service and rental revenue, partially offset by growth in outsourcing revenue.

Production

Production fourth quarter 2005 post sale and other revenue declined 3%, including a 3-percentage point negative impact from currency, and reflecting declines in revenue from black and white digital products and older light lens technology, which were partially offset by growth in color products.

Office

Office fourth quarter 2005 post sale and other revenue was unchanged from fourth quarter 2004, including a 2-percentage point negative impact from currency and reflecting growth in color printing and color multifunction products, which was partially offset by declines in black and white digital and light lens products.

DMO

DMO fourth quarter 2005 post sale and other revenue growth of approximately 8% was primarily driven by strong growth in Eurasia and Central and Eastern Europe.

Other

Post sale and other revenue within the Other segment declined 8% in the fourth quarter 2005. Declines in paper and other supplies (including SOHO supplies), which comprised approximately two-thirds of segment revenues, were partially offset by growth in value added services.

Key Ratios and Expenses

	Three Months Ended December 31,
	2005	2004	Change
Gross Margin*
Sales	36.5%	36.5%	—	pts.
Service, outsourcing and rentals	44.4	43.3	1.1
Financing Income	64.0	63.4	0.6
Total	41.4	41.0	0.4

R,D&E % Revenue*	5.5	5.3	0.2
SAG % Revenue	24.6	25.0	(0.4)

*	In addition to R&D, we incur sustaining engineering costs related to our products. These costs are incurred with respect to on-going product improvements after initial product launch. Effective July 1, 2005, we reclassified these costs from cost of sales to a new line item in our income statement entitled Research, Development and Engineering (R,D&E). This presentation aligns our external reporting presentation to our internal management of these costs. See Appendix III for impact of this change on current and prior periods.

Gross Margin

Fourth quarter 2005 total gross margin of 41.4% increased 0.4-percentage points compared to fourth quarter 2004 reflecting cost improvements of 3.3–percentage points, which more than offset a 2.8-percentage point impact due to product mix and price declines.

Sales gross margin was unchanged as cost improvements offset the impact of price declines and product mix. Product mix reflects a higher proportion of sales of products with lower gross margins, including office printers and light production systems, and a lower proportion of sales of products with higher gross margins such as higher end office black and white multifunction devices and high-end production black and white systems.

Service, outsourcing and rentals margin improved 1.1-percentage points as cost improvements more than offset the impact of price declines and unfavorable product mix.

Research, Development and Engineering (R,D&E)

R,D&E of $234 million in the fourth quarter 2005 increased $4 million over the fourth quarter 2004. R&D of $188 million decreased by $4 million reflecting lower spending in Production, which was only partially offset by increased spending in Office. The lower spending in Production was a result of recent product launches and the cost efficiencies captured from our platform development strategy. Sustaining engineering costs of $46 million increased by $8 million primarily due to increased Production spending related to environmental compliance activities.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D remains strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (SAG)

SAG expenses of $1,044 million in the fourth quarter 2005 were $37 million lower than the fourth quarter 2004, including an $18 million benefit from currency. The decrease in SAG expenses reflected the following:

•	$34 million reduction in general and administrative (“G&A”) expenses related to expense management.

•	$11 million net reduction in selling expenses resulting from expense improvements.

•	$17 million in bad debt expense which increased $8 million as compared to the fourth quarter 2004. This level of bad debt expense continues to reflect the favorable trend in write-offs, receivables aging and collections.

Restructuring Charges

In the fourth quarter 2005, we recorded restructuring charges of $70 million related to the headcount reductions of approximately 1,000 employees primarily in North America, across the Office and Production segments. The restructuring initiatives are focused on creating cost efficiencies in our manufacturing and back office support operations. The remaining restructuring reserve balance as of December 31, 2005, for all programs was $236 million.

Worldwide Employment

Worldwide employment of 55,200 declined approximately 1,100 from the third quarter 2005 primarily due to our on-going restructuring programs.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2005	2004
Non-financing interest expense	$53	$93
Interest income	(14)	(17)
Losses (gains) on sales of businesses and assets	3	(10)
Currency (gains) losses, net	(5)	27
Amortization of intangible assets	9	10
Legal matters	9	(6)
All other, net	9	12

Total	$64	$109

Non-Financing Interest Expense

Fourth quarter 2005 non-financing interest expense of $53 million was $40 million lower than the 2004 fourth quarter. $16 million of the decline relates to the conversion of the Xerox Capital Trust II preferred securities into common shares, in December 2004. The remainder was primarily due to lower average debt balances, partially offset by higher interest rates. The conversion of the Xerox Capital Trust II preferred securities did not impact EPS as the reduction in interest expense was offset by the increase in outstanding shares – see Appendix I for details.

Interest Income

Fourth quarter 2005 interest income of $14 million decreased $3 million reflecting lower average cash balances, which was partially offset by higher rates of return.

Currency Gains, Net

Currency gains and losses netted a gain of $5 million in the fourth quarter 2005 compared to a loss of $27 million in the fourth quarter 2004. Net fourth quarter 2005 currency gains reflect the following offsetting impacts:

•	Gains related to the mark to market of derivative contracts, due to the weakening Euro, that are economically hedging the cost of anticipated foreign currency denominated inventory purchases and other payments in Europe.

•	Losses related to the mark to market of derivative contracts, due to the strengthening U.S. Dollar against the Yen, economically hedging the cost of anticipated foreign currency denominated inventory purchases in the United States.

Legal Matters

Fourth quarter 2005 legal expense of $9 million increased $15 million as compared to the fourth quarter 2005 and includes an additional $7 million of interest expense recorded as a result of the previously disclosed MPI legal matter.

Income Tax Expense

In the fourth quarter 2005, we recorded income tax expense of $83 million compared with income tax expense of $120 million in the fourth quarter 2004. The effective tax rate for the fourth quarter 2005 was 23.9% versus 36.6% in the fourth quarter 2004.

The 2005 fourth quarter effective tax rate of 23.9% was lower than the U.S. statutory tax rate of 35.0% due to the benefits associated with the increased utilization of foreign tax credits.

The 2004 fourth quarter effective tax rate of 36.6% was higher than the U.S. statutory tax rate of 35.0% primarily reflecting:

•	The geographical mix of income before taxes and the related tax rates in those jurisdictions and losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances.

•	Partially offsetting this impact was the favorable settlement of tax audits.

Our effective tax rate is based on recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions, as well as available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events (such as audit settlements) that may not be predictable. We anticipate that our effective tax rate for 2006 will approximate 34.0%, excluding the effects of any discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $18 million in the fourth quarter 2005 decreased $14 million from the fourth quarter 2004 reflecting:

•	The absence of $2 million of equity income from Integic Corporation. In first quarter 2005, we sold our entire equity interest in Integic Corporation.

•	A decrease in our 25% share of Fuji Xerox’s net income. The lower net income was impacted by unfavorable currency and higher expense. The higher level of expense is not expected to continue.

Segment Operating Profit

	Three Months Ended December 31,
(in millions, except operating margin)	2005	2004	Change
Revenues
Production	$1,285	$1,307	(2)%
Office	2,027	2,082	(3)%
Developing Markets Operations (DMO)	514	464	11%
Other	424	473	(10)%

Total Revenues	$4,250	$4,326	(2)%

Memo: Color*	$1,348	$1,151	17%

Operating Profit
Production	$174	$202	$(28)
Office	265	241	24
DMO	17	6	11
Other	(10)	(67)	57

Total Operating Profit	$446	$382	$64

Operating Margin
Production	13.5%	15.5%	(2.0	)pts
Office	13.1%	11.6%	1.5	pts
DMO	3.3%	1.3%	2.0	pts
Other	(2.4)%	(14.2)%	11.8	pts

Total Operating Margin	10.5%	8.8%	1.7	pts

Total segment operating profit of $446 million in the fourth quarter 2005 increased $64 million from the fourth quarter 2004. The fourth quarter 2005 operating margin increased 1.7-percentage points year-over-year.

Production

Fourth quarter 2005 Production profit of $174 million declined $28 million from 2004. Operating profit margin declined 2-percentage points in the fourth quarter reflecting reduced gross margins impacted by mix. Color production operating margin continues to improve reflecting the scaling of product platforms.

Office

Fourth quarter 2005 Office profit of $265 million increased $24 million from 2004. Operating profit margin increased 1.5-percentage points in the fourth quarter reflecting lower SAG and higher gross margin, partially offset by higher R,D&E.

DMO

Fourth quarter 2005 DMO profit of $17 million increased $11 million from 2004. Operating profit margin improved 2.0-percentage points in the fourth quarter. The $11 million increase in profit reflects higher gross profit and lower SAG expenses.

Other

Fourth quarter 2005 other operating loss of $10 million improved $57 million from the 2004 fourth quarter primarily reflecting:

•	$42 million improvement in aggregate currency gains and losses.

•	Lower non-financing interest expense of $40 million.

•	Lower equity income of $14 million.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash, cash equivalents and short-term investments for the three months ended December 31, 2005 and 2004:

	Three Months Ended December 31,
(in millions)	2005	2004	Amount Change
Net cash provided by operating activities	$631	$816	$(185)
Net cash used in investing activities	(81)	(80)	(1)
Net cash used in financing activities	(568)	(1,011)	443
Effect of exchange rate changes on cash and cash equivalents	(5)	98	(103)

Decrease in cash and cash equivalents	(23)	(177)	154
Cash and cash equivalents at beginning of period	1,345	3,395	(2,050)

Cash and cash equivalents at end of period	1,322	3,218	(1,896)
Short-term investments	244	—	244

Total cash, cash equivalents and short-term investments	$1,566	$3,218	$(1,652)

Cash Flows from Operating Activities

Net cash provided by operating activities of $631 million in the fourth quarter 2005 decreased $185 million from fourth quarter 2004 reflecting $42 million higher net income that was more than offset by the following:

•	$151 million decrease due to fourth quarter 2004 increases in accounts payable and accrued compensation that were generally not repeated in 2005.

•	$51 million decrease due to lower year-over-year fourth quarter inventory reductions.

•	$50 million decrease due to lower year-over-year reductions in accounts receivable and billed portion of finance receivables.

•	$46 million decrease due to higher restructuring cash payments due to an increase in 2005 programs.

•	$17 million decrease due to lower dividends received from unconsolidated affiliates.

•	$14 million decrease due to an increase in cash paid on derivative settlements.

•	$83 million increase due to a reduction in other current and long-term assets in the fourth quarter 2005.

•	$21 million increase due to higher current and long-term liabilities, reflecting a year over year reduction in interest payments primarily due to the fourth quarter 2004 maturity of a term bond.

Cash Flows from Investing Activities

Net cash used in investing activities of $81 million in the fourth quarter 2005 increased $1 million from fourth quarter 2004 reflecting the following:

•	$11 million increase reflecting the net purchases of short-term investments, which are intended to increase our return on available cash.

•	$8 million increase reflecting lower net reductions of escrow and other restricted investments.

•	$14 million decrease reflecting lower capital expenditures.

Cash Flows from Financing Activities

Net cash used in financing activities of $568 million in the fourth quarter 2005 decreased $443 million from fourth quarter 2004 reflecting the following:

•	$1,054 million lower net repayments of term and other debt resulting from the fourth quarter 2004 payment on the scheduled maturity of a term bond.

•	$433 million used in the fourth quarter 2005 in connection with the company’s previously announced share repurchase program.

•	$158 million higher net repayments on secured borrowings.

Customer Financing Activities and Debt

The following table compares finance receivables to financing-related debt as of December 31, 2005:

	Finance Receivables, Net	Secured Debt
Finance Receivables Encumbered by Loans (1)
GE Secured Loans:
United States	$1,888	$1,701
Canada	258	174
United Kingdom	637	581

Total GE encumbered finance receivables, net	2,783	2,456

Merrill Lynch Loan – France	430	342
DLL - Netherlands	216	184

Total encumbered finance receivables, net	3,429	$2,982

Unencumbered finance receivables, net	4,420

Total finance receivables, net (2)	$7,849

(1)	Encumbered finance receivables represent the book value of finance receivables that secure each of the indicated loans.
(2)	Includes (i) billed portion of finance receivables, net (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in the Condensed Consolidated Balance Sheets as of December 31, 2005.

During the fourth quarter 2005 we:

•	Originated loans secured primarily by finance receivables generating cash proceeds of $236 million.

•	Repaid loans secured primarily by finance receivables of $367 million.

As of December 31, 2005, 44% of total finance receivables were encumbered as compared to 59% at December 31, 2004.

Our debt maturities are as follows:

	Unsecured Debt	Debt Secured by Finance Receivables	Other Secured Debt	Total Debt
First Quarter	$33	$316	$4	$353
Second Quarter	23	280	4	307
Third Quarter	2	250	4	256
Fourth Quarter	8	212	3	223

2006	66	1,058	15	1,139

First Quarter	1	185	2	188
Second Quarter	256	170	180	606
Third Quarter	—	233	2	235
Fourth Quarter	1	208	1	210

2007	258	796	185	1,239
2008	28	986	307	1,321
2009	879	103	7	989
2010	688	36	3	727
Thereafter	1,826	3	34	1,863

Total	$3,745	$2,982	$551	$7,278

*	$180 million in other secured debt is drawn under a trade receivables secured funding program. This loan is secured by accounts receivables.

Recent Events

The board of directors has approved an additional authorization to repurchase up to $500 million of the company’s common stock. The company expects the stock to be repurchased over the next 6-12 months, primarily through open-market purchases. Open-market repurchases will be made in compliance with the Securities and Exchange Commission’s Rule 10b-18, and are subject to market conditions as well as applicable legal and other considerations.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. Information concerning these factors is included in the company’s third quarter 2005 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

XXX

APPENDIX I

Xerox Corporation

Net Income per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Basic Earnings per Share:

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$282	$240	$933	$776
Accrued dividends on:
Series B Convertible Preferred Stock, net	—	—	—	(16)
Series C Mandatory Convertible Preferred Stock	(15)	(14)	(58)	(57)

Adjusted income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	267	226	875	703
Income from discontinued operations, net	—	—	53	83
Cumulative effect of change in accounting principle, net	—	—	(8)	—

Adjusted net income available to common shareholders	$267	$226	$920	$786

Weighted Average Common Shares Outstanding	950,624	879,213	957,149	834,321

Basic Earnings per Share
Earnings from continuing operations	$0.28	$0.26	$0.91	$0.84
Earnings from discontinued operations	—	—	0.06	0.10
Loss from cumulative effect of change in accounting principle	—	—	(0.01)	—

Basic Earnings per Share	$0.28	$0.26	$0.96	$0.94

Diluted Earnings per Share:

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$282	$240	$933	$776
ESOP expense adjustment, net	—	—	—	(6)
Interest on Convertible Securities (1), net	—	9	1	51

Adjusted income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	282	249	934	821
Income from discontinued operations, net	—	—	53	83
Cumulative effect of change in accounting principle, net	—	—	(8)	—

Adjusted net income available to common shareholders	$282	$249	$979	$904

Weighted Average Common Shares Outstanding	950,624	879,213	957,149	834,321
Common Shares Issuable with respect to:
Stock options and restricted stock	11,921	15,201	11,415	14,198
Series B Convertible Preferred Stock	—	—	—	17,359
Series C Mandatory Convertible Preferred Stock	74,797	74,797	74,797	74,797
Convertible securities (1)	1,992	79,136	1,992	106,272

Adjusted Weighted Average Common Shares Outstanding	1,039,334	1,048,347	1,045,353	1,046,947

Diluted Earnings per Share
Earnings from continuing operations	$0.27	$0.24	$0.90	$0.78
Earnings from discontinued operations	—	—	0.05	0.08
Loss from cumulative effect of change in accounting principle	—	—	(0.01)	—

Diluted Earnings per Share	$0.27	$0.24	$0.94	$0.86

(1)	The 2004 convertible securities amount primarily consisted of the convertible liability to Xerox Capital Trust II which is described in Note 10 to our 2004 financial statements included in the 2004 Form 10-K.

APPENDIX II

Xerox Corporation

Reconciliation of Prior Period

Segment Profit

Following is a summary of the changes discussed in the Segment Revenues and Segment Operating Profit table of this document. The tables below illustrate the impact of these changes on segment quarterly operating profit for 2004 (in millions):

	As reported segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$78	$90	$58	$162	$388
Office	161	199	182	256	798
DMO	22	8	6	7	43
Other	(23)	35	2	(43)	(29)

Total	$238	$332	$248	$382	$1,200

	Impact of changes on segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$4	$32	$47	$40	$123
Office	8	(12)	—	(15)	(19)
DMO	(3)	(2)	(2)	(1)	(8)
Other	(9)	(18)	(45)	(24)	(96)

Total	$—	$—	$—	$—	$—

	Reclassified segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	$82	$122	$105	$202	$511
Office	169	187	182	241	779
DMO	19	6	4	6	35
Other	(32)	17	(43)	(67)	(125)

Total	$238	$332	$248	$382	$1,200

APPENDIX III

Xerox Corporation

Effect of Sustaining Engineering on

Prior Period and Current Period Results

(in millions)	2004					2005
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Total Sustaining Engineering (SE)	$30	$41	$45	$38	$154	$42	$54	$46	$46	$188

Gross Margin % (with SE)	39.8%	41.3%	41.3%	40.1%	40.6%	40.7%	39.0%	40.1%	40.3%	40.0%
Gross Margin % (w/o SE)	40.6%	42.4%	42.5%	41.0%	41.6%	41.8%	40.4%	41.3%	41.4%	41.2%

R&D % revenue (w/o SE)	5.0%	4.9%	5.1%	4.4%	4.8%	4.9%	4.8%	5.2%	4.4%	4.8%
R,D&E % revenue (with SE)	5.8%	5.9%	6.3%	5.3%	5.8%	6.0%	6.2%	6.4%	5.5%	6.0%